Payment Agreement
(English Translation)

Party A: Zhongshan City Heng Bao Trading Co., Ltd.

Party B: Zhongshan City Weihe Appliances Co., Ltd.

WHEREAS, since August 2009, Zhongshan City Weihe Appliances Co., Ltd. ("Weihe"), has sold products to Zhongshan City Heng Bao Trading Co., Ltd.("Hengbao") and Hengbao has purchased these products from Weihe.  As a result, both Home System and Hengbao agree that as of the date of this Agreement, Hengbao owes to Weihe RMB 92,758,286.53.

NOWTHEREFORE, both Home System and Hengbao wish to resolve the timing when this amount is to be remitted by Hengbao to Weihe:

1. Hengbao agrees to remit to Weihe the RMB 92,758,286.53 due to Weihe in accordance with the following schedule:

Due Date	Amount Due (RMB)
7/30/2012	5,404,830.20
8/19/2012	5,404,830.20
9/18/2012	7,206,440.27
10/18/2012	7,599,292.51
11/17/2012	4,459,272.51
12/17/2012	7,104,685.73
12/17/2012	6,077,632.29
1/16/2013	7,257,054.20
2/15/2013	7,257,054.20
3/17/2013	5,472,258.38
4/16/2013	4,585,201.98
4/16/2013	7,706,411.99
5/15/2013	3,284,577.17
6/15/2013	6,314,749.04
6/15/2013	6,287,398.85
6/15/2013	1,336,597.00
Total	92,758,286.53

2. Hengbao agrees that if any of the above amounts are not remitted in accordance with this schedule, a fee of 5% of the amount that was to have been paid as of that date will be due from Hengbao to Weihe, plus an ongoing interest of 2% per month (or pro rata portion thereof) assessed on the amount past due per the agreed upon payment dates above.

Zhongshan City Heng Bao Trading Co., Ltd	Zhongshan City Weihe Appliances Co., Ltd.

/s/ Zhenhua Feng	/s/ Weiqiu Li
Company Seal	Company seal
July 6, 2012	July 6, 2012